May 7, 2012

To the Shareholders, Clients, and Co-workers
of United Bancorp, Inc.:

We are pleased to report net income of $842,000 for the first quarter of 2012 for United Bancorp, Inc. The earnings for the most recent quarter represent our fourth profitable quarter of the last five quarters. Improving economic conditions, resulting in increased loan originations, increased noninterest income and a lower level of provision for loan losses, contributed to our positive earnings for the first quarter of 2012.

The enclosed press release details our financial results for the most recent quarter, and we encourage you to review it for more in-depth financial information. We thank you for your support, encouragement and dedication to United, and we encourage you to contact us with your questions or comments.

Sincerely,

 /s/ James C. Lawson
James C. Lawson
Chairman of the Board

  /s/ Robert K. Chapman
Robert K. Chapman
President and Chief Executive Officer

United Bancorp, Inc. • Post Office Box 1127 • 2723 South State Street • Ann Arbor,  Michigan  48104 • Phone 734.214.3700